[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

Exhibit 10.22
SUPPLY AND DISTRIBUTION
AGREEMENT

This Supply and Distribution Agreement (“Agreement”) is made to be effective as of November 4, 2005, (“Effective Date”) by and between NutraCea, a California corporation with principal address at 1261 Hawk’s Flight Court, El Dorado Hills, CA 95762 (“NutraCea”) and T. Geddes Grant, a Jamaican corporation with principal address at 109 Marcus Garvey Drive, Jamaica, W.I. The parties agree as of the Effective Date as follows:

1.	Background and Purpose.

1.1   Distributor. Distributor currently provides packaging for the Government of Jamaica for various food products. Distributor wishes to package and distribute NutraCea’s stabilized rice bran solubles products, as more specifically defined below, for a school lunch program. Distributor has adequate facilities and personnel to fully and adequately market and distribute the Product (as defined below) in the Territory.

1.2   NutraCea. NutraCea is a nutritional foods company that develops proprietary and patented nutraceutical products for human and animal consumption. NutraCea possesses proprietary technology to stabilize rice bran and an additional process to convert and enhance stabilized rice bran into proprietary products, including fiber and predigested fiber solubles. NutraCea actively promotes its products and requires an effective distribution network. NutraCea wishes to enter into the Jamaican market.

1.3   Supply of Materials and Distribution of Products. NutraCea and Distributor wish to enter into an agreement under which NutraCea will supply and Distributor will purchase raw product materials to Distributor for hydration and packaging and distribution by Distributor.

1.4   Agreement. Distributor and NutraCea desire to enter into this Agreement to establish their agreement regarding the supply and distribution of Servings of the Products in the Territory (as defined below). Distributor will purchase, distribute and market the Product Servings only in the manner specified herein.

2.    Definitions. As used herein, the following terms shall be defined in the manner set forth below:

2.1.	“Minimum Purchase Requirement” is defined in Section 5.4.

2.2.          “Product” means stabilized rice bran solubles that comply with all quality and other requirements customarily utilized for human consumption and as reasonably established by NutraCea from time to time, as described on Exhibit A, including, without limitation, the Product Specifications set forth therein.

2.3.   “Product Specifications” means the specifications, quality and consistency standards, and other Product requirements set forth on Exhibit A, attached hereto.

2.4.    “Territory” means the country of Jamaica.

2.5.    “Servings” means the packaged and hydrated individual Product servings produced by Distributor pursuant to the terms of this Agreement and that are approved in advance and in writing by NutraCea after specific and complete disclosure by Distributor to NutraCea of all relevant product details.

3.	Appointment

3.1.    Appointment of Distributor. Subject to the provisions of this Agreement, including but not limited to prior approval by NutraCea of the Products and Product Servings as specified in Section 5.1 below, NutraCea hereby appoints Distributor, and Distributor hereby accepts such appointment, as an independent, exclusive distributor for the sale and marketing of the Product Servings in the Territory. Distributor may market and distribute Product Servings only as set forth in this Agreement. Distributor further agrees not to distribute or market any items competitive with the Products and Servings or to distribute Products or Product Servings for sale outside of the Territory, except as expressly permitted by NutraCea pursuant to Section 3.2. This Agreement shall be exclusive so long as Distributor meets the Minimum Purchase Requirements.

3.2.    NutraCea’s Rights. NutraCea reserves the right from time to time and in its sole discretion to appoint authorized distributors of Product and hydrated individuals packaged Product for areas outside of the Territory and to distribute Product and individually packaged Product outside the Territory directly to customers, using its own personnel or independent sales representatives. Upon any termination of Distributors exclusivity, pursuant to Section 3.1 or 4.1.1, NutraCea may directly or indirectly sell and market Products and Product Servings in the Territory and may appoint distributors to do the same.

4.	Term; Termination.

4.1.    Term. The term of this Agreement shall commence upon the Effective Date and shall remain in force and effect for two (2) years, unless earlier terminated as set forth below (“Initial Term”).

  4.1.1.    Termination of Exclusivity. The appointment of Distributor as an exclusive distributor shall remain exclusive for so long as Distributor meets the Minimum Purchase Requirement, as defined below. In the event the Minimum Purchase Requirement is not met, Distributor immediately and with or without notice shall become a non-exclusive distributor in the Territory and NutraCea may appoint additional distributors in the Territory at its sole discretion.

4.2.   Termination. NutraCea may terminate this Agreement with ninety (90) days notice if Distributor fails to initiate good faith and commercially reasonable marketing of the Product Servings throughout the Territory within one hundred eighty (180) days of the beginning of the Effective Date.

4.3.    Immediate Termination. NutraCea may terminate this Agreement immediately upon the occurrence of any of the following events (i) Distributor is unable to obtain timely approval of the Product and Servings pursuant to Section 5.1 below, (ii) Distributor fails to make any payment due to NutraCea hereunder, which failure is not cured in full within ten (10) days after notice thereof from NutraCea, (iii) Distributor fails to cure any other breach of this Agreement (including failure to comply with Minimum Purchase Requirements) by Distributor within (30) days after notice thereof from NutraCea, (iv) Distributor becomes bankrupt, has a receiver appointed for it or its property, or makes an assignment for the benefit of creditors, (v) Distributor dissolves or is liquidated, or (vi) Distributor fails to satisfy the Minimum Purchase Requirement.

4.4.    Effect of Termination. Termination or expiration of this Agreement shall in no way effect the rights or liabilities of either NutraCea or Distributor arising during the period prior to such termination or expiration or release Distributor from the obligation to make any payment due and owing to NutraCea, all of which obligations, Distributor hereby agrees to fulfill and perform. The provisions of this Section 4.4 and Sections 10, 11, 12, 13, 14 and 16 shall survive expiration or any termination of this Agreement. Upon expiration or any termination of this Agreement, Distributor shall return to NutraCea all tangible materials and information of a proprietary or confidential nature disclosed to Distributor under this Agreement, and all copies thereof (including, without limitation, all electronic copies). NutraCea shall not be liable to Distributor for damages of any kind, including incidental or consequential damages, on account of the termination of this Agreement in accordance with this Section 4 even if advised of the possibility of such damages.

5.    Obligations of Distributor. In furtherance of this Agreement, Distributor shall be responsible for the following, each of which is a material obligation of Distributor hereunder:

5.1.    Regulatory Approval of Products. Distributor shall submit all appropriate applications and materials necessary to obtain regulatory approval required for the importation and sale of the Product and Product Servings in the Territory upon NutraCea’s delivery of any necessary documents for product registration and import permit application to Distributor. Distributor shall use its best efforts to obtain necessary approvals during calendar year 2005, after which this Agreement will expire at NutraCea’s option, if necessary or appropriate approvals are not obtained.

5.2.    Marketing and Advertising Products. Distributor shall apply its best efforts to sell the Product Servings in the Territory. Distributor shall advertise and otherwise promote the Product Servings in a commercially reasonable manner and shall transmit appropriate Product information and promotional materials to its customers. Distributor shall develop sales, marketing, advertising and packaging for the Product Servings for distribution in the Territory, all of which shall be subject to the reasonable approval of NutraCea.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

5.3    Facilities; Conduct of Business. Distributor represents and warrants to NutraCea that it has, and will continue to maintain, the capacity, facilities and personnel necessary to perform its functions and to carry out its obligations under this Agreement and that it is ready and willing to do so. Distributor shall (i) conduct its business in a professional manner that reflects favorably on NutraCea and its Product and Product Servings, (ii) take all action necessary to prevent and avoid deceptive, misleading or unethical practices, (iii) make no false or misleading representations with regard to NutraCea or the Product Servings, (iv) not publish or participate in the publishing of any false, misleading or deceptive advertising material, and (v) make no representations, warranties or guaranties to anyone with respect to the specifications, features or capabilities of the Product or Product Servings that are inconsistent with the literature distributed by NutraCea.

5.4.   Minimum Purchase  [*] (“Minimum Purchase Requirement”).

5.5     Purchase Forecasts. [*].

5.6.          Reports and Records. Distributor shall submit to NutraCea detailed monthly sales reports that shall include sales of the Product Servings (units and dollars). Distributor shall provide this report to NutraCea no later than the tenth (10th) day of the following month.

5.7.    Resale Prices. Distributor shall be free to unilaterally determine the resale prices for the Product Servings. Distributor shall, however, treat all customers equitably and shall not discriminate unlawfully among them in prices, terms or in any other manner. Distributor may not sell or market any Product or Product Servings in the United States or any area outside of the Territory, directly or indirectly, without NutraCea’s express prior written consent.

5.8.   Product Complaints. Distributor shall promptly submit to NutraCea, detailed reports of any complaints received by Distributor relating to problems with Product or Product Servings advertising.

5.9.   Notification. Distributor shall notify NutraCea in writing of any legal action, claim or proceeding involving the Product or Product Servings no later than ten (10) days after Distributor learns of such claim or proceeding.

5.11.   Legal and Regulatory Compliance. Distributor shall comply with all applicable laws and regulations in performing its duties hereunder and in any of its dealings with respect to the Product and Product Servings. Distributor shall obtain all appropriate governmental and legal permits and consents required for the importation by NutraCea of Product and the packaging and hydration necessary to create the Product Servings.

6.	Obligations of NutraCea.

6.1.    Shipping of Products. NutraCea shall use its good faith efforts to ship the Products within a reasonable amount of time after receipt of Distributor’s order for the Product. Distributor shall provide NutraCea with a list of shipping instructions. All costs of shipment shall be billed to Distributor in accordance with Section 8 below.

7.    Orders. All purchase orders shall be submitted by Distributor to NutraCea along with proposed shipment dates. Orders may initially be placed by telephone or facsimile, provided that a signed confirming purchase order is received in writing by NutraCea within five (5) days after a telephonic or facsimile order. Orders for delivery of Product that are intended for shipment more than six (6) months from the date of the order, will be subject to the price modifications as detailed in Section 8.1 below. Distributor acknowledges that any shipment dates indicated in NutraCea’s written acceptance of purchase orders are estimates only. Cancellation of purchase orders shall be subject in each case to NutraCeas’s prior written consent.

8.	Price; Terms of Sale.

8.1.    Price. For all Product purchased hereunder, Distributor shall pay NutraCea the amounts set forth on Exhibit B attached hereto. NutraCea may increase the price of any or all of the Product with a minimum of one hundred twenty (120) day written notice. NutraCea shall provide written notification to Distributor of all price increases. Price increases shall apply to all purchase orders received after the effective date of the price increase. Distributor shall provide NutraCea with reasonable assistance to determine the validity of price protection claims.

8.2.    Terms. All Product shall be purchased F.O.B. at NutraCea’s designated warehouse and payment made by confirmed, irrevocable letter of credit denominated in United States Dollars. NutraCea shall provide the Product to Distributor, at NutraCea’s point of shipping and risk of loss shall pass to Distributor upon delivery of Product and proper documentation to the carrier at NutraCea’s shipping point. Distributor shall pay for all costs of shipment and transportation. Distributor shall specify the method of shipment; provided, that if Distributor fails to specify a method, NutraCea shall select the appropriate carrier.

8.3.    Taxes; Whitholding. The price for each Product specified in Exhibit B does not include any excise, sales, use, value added or other taxes, tariffs or duties that may be applicable to the sale of the Product or Product Servings. All payments by Distributor shall be made free and clear of, and without reduction for, any withholding taxes. When NutraCea has the legal obligation to collect such taxes or duties, the appropriate amount may be added to Distributor’s invoice and paid by Distributor unless Distributor provides NutraCea with a valid tax exemption certificate authorized by the appropriate taxing authority. Any such taxes which are otherwise imposed on payments to NutraCea shall be the sole responsibility of Distributor. Distributor shall hold NutraCea harmless for any taxing authority or such other responsibility relative to this issue.

8.5.    No Modification by Purchase Order. All Product purchases will be on the terms and conditions specified herein. Nothing contained in any purchase order, shipping order or other document submitted by Distributor shall modify the terms of purchase.

9.    Product Returns. Distributor shall coordinate all Product returns in accordance with NutraCea’s standard policies then in effect. If the reason for the Product return relates to a Product defect originated from Nutracea, NutraCea will credit Distributor the actual price paid by Distributor for the defective Product. Return of defective Product or destruction of the Product in Jamaica shall be pre-authorized in writing by NutraCea.

10.   Disclaimer of Warranties. Notwithstanding anything contained in this Agreement, neither party makes any representations or warranties of any kind to the other, whether express or implied (including without limitation any implied warranty of merchantability or fitness of products for a particular purpose).

11.	Trademarks and Other Proprietary Information.

11.1.    Labeling. Distributor shall repackage and sell the Product Servings under the trade names, brands or trademarks approved by NutraCea.

11.2.    No Rights in Products, Trademarks or Copyrights. Distributor acknowledges that NutraCea owns and retains all of its trade names, trademarks and logos and all copyrights and other proprietary rights in all the Product and agrees that it will not at any time during or after the term of this Agreement assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any trademark, trade name, copyright or logo belonging to or licensed to NutraCea.

11.3.    Obligation to Protect. Distributor shall use reasonable efforts to protect NutraCea’s proprietary rights and, at its own expense, shall reasonably cooperate in NutraCea’s efforts to protect its proprietary rights. Distributor shall notify NutraCea of any known or suspected breach of NutraCea’s proprietary rights that comes to Distributor’s attention.

11.4.    Confidentiality. Distributor acknowledges that in the course of performing its obligations hereunder, it will receive information which is confidential and proprietary to NutraCea. Distributor agrees not to use such information except in performance of this Agreement and not to disclose such information to third parties. All information that is given to Distributor by NutraCea that is identified as confidential, and is marked accordingly, will be treated as such, and will not be disclosed to any other party.

13.    Relationship of the Parties. Nothing contained herein shall be construed to make Distributor the agent of NutraCea or NutraCea the agent of Distributor for any purpose, except as specifically set forth herein, and neither party shall have any right whatsoever to incur any obligations on behalf of or binding upon the other party, except as specifically set forth herein. Distributor agrees that at all times it shall act as an independent contractor in accordance with the terms of this Agreement and that it shall not at any time represent orally or in writing to any person or entity that it has any right, power or authority not expressly granted by this Agreement.

15.	Miscellaneous.

15.1.    Governing Law. The rights and obligations of the parties and the interpretation and performance of this Agreement shall be governed by the law of California, excluding its conflict of laws rules.

15.2.    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one agreement.

15.3.    Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

15.4.    Entire Agreement. This document constitutes the entire agreement between the parties, all oral agreements being merged herein, and supersedes all prior representations. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed herein.

15.5.    Nonassignability. This Agreement shall not be assigned by any party without the prior written consent of the other. Any assignment contrary to the provisions of this Agreement shall be null and void and be deemed a default under the Agreement, allowing the nondefaulting party to exercise all remedies available under law.

15.6.    Notices. Any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed. Any such notice shall be delivered or addressed to the parties at the addresses set forth below or at the most recent address specified by the addressee through written notice under this provision. Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

NutraCea
1261 Hawk’s Flight Court
El Dorado Hills, CA 95762
United States
Fax: (916) 933-7001
Attention: Bradley Edson

15.7.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement which can be given effect without the invalid provision shall continue in full force and effect and shall in no way be impaired or invalidated.

15.8.    Attorneys' Fees; Prejudgment Interest. If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys' fees, costs and other expenses, in addition to any other relief to which such party may be entitled. Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

15.9.    Amendment. The provisions of this Agreement may be modified at any time by agreement of the parties. Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by the parties against whom enforcement of the modification or discharge is sought.

15.10.   Force Majeure. NutraCea shall not be responsible or liable to Distributor or its customers for any damages including without limitation, incidental and consequential damages, arising out of nonperformance or delay in performance of the terms and conditions herein due to acts of God, wars, riots, strikes, unavailability of suitable and sufficient components or materials, die or capacity or technical or weld failures and any unforeseen events beyond NutraCea’s control.

15.11.   Export or Re-Export Requirements. Distributor and NutraCea shall comply with all export laws of the United States and Jamaica. Export directly or indirectly of the Product, or goods containing the Product to any other country shall be subject to applicable laws and written consent of NutraCea. Distributor shall hold NutraCea harmless and indemnify it for any fines, penalties or other liability, (including attorney’s fees) that result from Distributor’s failure to meet these obligations.

15.12.   Arbitration. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said rules. Arbitration shall take place in Sacramento, California USA in the event NutraCea is the non-defaulting party and in Jamaica in the event Distributor is the non-defaulting party. Any proceeding under this Section shall be conducted in the English language. The award of the arbitrator shall be final and binding on both parties. The parties agree to bind themselves to carry out the award of the arbitrator.

15.13.    Benefit; Assignment. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of the parties and their respective successors and permitted assigns. No party may assign nay of its rights or delegate any of its duties under this Agreement without the prior written consent of the other party and any assignment or delegation of this Agreement by either party without the prior written consent of the other party shall be void. In no event shall either party assign any of its rights or delegate any of its duties under this Agreement to any person other than a transferee of its interests pursuant to the Operating Agreement.

15.14.    No Third Party Beneficiaries. This provisions of this Agreement are intended to bind each party to the other party and, except for the Company, are not intended to create and do not create any rights in any other person, including without limitation , any employee of the Company. No person or entity, other than the Company, shall be deemed to be a third party beneficiary of this Agreement.

15.15.    Headings. The headings set forth in this Agreement have been inserted for convenience of reference only, shall not be considered a part of this Agreement and shall not limit, modify or affect in any way the meaning or interpretation of this Agreement.

15.16.     Language. This Agreement shall be written and construed in the English language.

15.17    Binding Agreement. This Agreement is subject to the approval of the board of NutraCea and the board of T. Geddes Grant (Distributors) Limited and the execution of a Binding Agreement.

T. Geddes Grant		NUTRACEA:

/s/ Michael Subratie		/s/ Margie Adelman
By	Michael Subratie	By:	Margie Adelman
Title:	Director	Title:	Senior V.P.

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

EXHIBIT A
Products and Quantities

[*]

[*] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed seperately with the Commission

EXHIBIT B
Pricing

[*]

EXHIBIT C

Customer Limited Warranty

[No Customer Limited Warranty attached]